NEWS RELEASE for July 29, 2004 at 8:00AM Eastern Time

Contacts:	Investor Relations
Palomar Medical Technologies Inc
781-993-2411
ir@palomarmedical.com

PALOMAR MEDICAL REPORTS RECORD REVENUES AND PROFITABILITY
FOR SECOND QUARTER 2004
Revenues Increase by 53 Percent; Operating Income More than Triples;

        BURLINGTON, MA (July 29, 2004) … Palomar Medical Technologies Inc (Nasdaq:PMTI), a leading researcher and developer of light-based systems for hair removal and other cosmetic treatments, today announced financial results for the second quarter ended June 30, 2004. Revenues for the quarter ended June 30, 2004, were $13.2 million, up from $8.7 million in the second quarter of 2003. Gross profit from product sales increased to $6.9 million (64 percent of product revenues), up from $4.5 million (58 percent of product revenues) in the year-earlier quarter. The Company reported net income of $2.0 million, or $0.12 per diluted share, for the second quarter of this year, versus net income of $1.1 million, or $0.07 per diluted share, for the second quarter of last year.

        Revenues for the six months ended June 30, 2004, were $24.1 million, up from $15.5 million for the six months ended June 30, 2003. Gross profit from product sales increased to $13.1 million (64 percent of revenues), up from $8.0 million (58 percent of revenues) in the year-earlier period. The Company reported net income of $3.2 million, or $0.18 per diluted share for the six months ended June 30, 2004, versus net income of $1.4 million, or $0.10 per diluted share for the six months ended June 30, 2003.

        The Company’s total revenues increased by 53 percent, product revenues increased by 38 percent, and its gross profit from product sales improved by 52 percent as compared to the second quarter of 2003. The Company realized a significant increase in operating income of $1.4 million, or 228 percent, and a net income improvement of $961,000, or 90 percent, as compared to the second quarter of 2003.

        Chief Executive Officer Joseph P. Caruso commented, “We are pleased to report another strong quarter with a substantial increase in profitability, and are especially encouraged that our revenues continue to grow. As we disclosed earlier in the quarter, Palomar and Lumenis, Ltd. reached a settlement resolving their on-going litigation concerning both patent infringement and contractual matters. As a result of this settlement, royalty revenues increased by $1.2 million, or 525%.”

        Mr. Caruso continued, “Over the past year, product gross margins have improved significantly due to a higher margin product mix and increased sales volume. The Company has also strengthened its balance sheet since the end of last year with a 62 percent increase in its cash position. We anticipate this trend to continue as we concentrate on increasing distribution both domestically and internationally. This is all being achieved while investing the necessary resources in research and development to maintain our technology leadership position.”

        During the second quarter of 2004, the Company announced the following events:

        — The Company and The Gillette Company (NYSE: G) completed the initial phase of their agreement and will move into the next phase. In conjunction with entering this next phase, the parties have amended the agreement to provide for additional development funding to further technical innovations. The original agreement provided for $7 million in development funding from Gillette. Under the amendment, Gillette will provide $2.1 million in additional development funding over a nine month extension of the development phase, which is planned to be completed by August 31, 2006.

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        — The Company and Lumenis Ltd. reached a settlement resolving their on-going litigation concerning both patent infringement and contractual matters. Under the terms of the settlement, Lumenis paid $868,000 in the second quarter for sales of the LightSheer made prior to July 1, 2002 and agreed to pay $3.225 million over the next six quarters, or $537,500 per quarter, for royalties due on sales of the LightSheer made between July 1, 2002 and December 31, 2003. Beginning on January 1, 2004, Lumenis agreed to pay Palomar a 5% royalty on sales of the LightSheer and other professional laser hair removal devices and modules. Lumenis made their first payment of $457,000 in the second quarter for sales made in the first quarter. In addition, Lumenis granted Palomar a paid up license to a variety of Lumenis’patents for Palomar’s light based devices. Palomar granted Lumenis a paid up license to the ‘568 and ‘844 patents for Lumenis’ lamp based devices. Both parties have agreed to the validity and enforceability of each others patents and not to challenge such validity and enforceability in the future.

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (888) 339-2688 or listen to the webcast in the Investor Relations section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 15487625 and will continue through Monday, August 9, 2004. A webcast replay will also be available.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for hair removal and other cosmetic treatments. Last year, Palomar and the Gillette Company (NYSE: G) entered into an agreement to complete development and commercialize a patented home-use, light-based hair removal device for women. New and exciting indications are being tested to further advance the hair removal market and other cosmetic applications. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the E-mail Alerts page in the Investor Relations’ section of the website.

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, development and introduction of new products, and financial projections that involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2003 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar Financial Summary (Amounts in thousands, except per share data):

Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues:
Product revenues	$10,686,773	$7,738,882	$20,313,888	$13,844,726
Royalty revenues	1,455,227	232,938	1,648,505	468,786
Funded product development revenues	1,088,172	700,000	2,101,636	1,200,000

Total revenues	13,230,172	8,671,820	24,064,029	15,513,512

Costs and expenses:
Cost of product revenues	3,822,507	3,227,585	7,241,020	5,878,396
Cost of royalty revenues	582,091	93,175	659,402	187,514
Research and development	2,490,182	1,492,910	5,029,345	2,893,582
Selling and marketing	3,124,608	2,127,549	5,805,718	3,673,298
General and administrative	1,176,854	1,110,026	2,264,183	1,951,569

Total costs and expenses	11,196,242	8,051,245	20,999,668	14,584,359

Income from operations	2,033,930	620,575	3,064,361	929,153

Interest income	38,794	19,770	67,553	34,991
Interest expense	(1,521)	(1,014)	(3,042)	(24,790)
Other income	18,000	--	161,067	58,333

Income before income taxes	2,089,203	639,331	3,289,939	997,687

Provision (benefit) from income taxes	59,114	(429,521)	100,629	(429,521)

Net income	$2,030,089	$1,068,852	$3,189,310	$1,427,208

Net income per share:

Basic	$0.13	$0.08	$0.21	$0.11

Diluted
	$0.12	$0.07	$0.18	$0.10

Weighted average number of shares outstanding:
Basic	15,697,135	13,507,281	15,380,446	12,703,061

Diluted	17,607,376	15,941,140	17,465,459	14,739,107

— more — Palomar — Page 4 Consolidated Balance Sheets (Unaudited)
	June 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$17,111,918	$10,558,946
Accounts receivable, net	7,824,865	6,637,246
Inventories	4,141,907	3,385,316
Other current assets	722,862	384,785

Total current assets	29,801,552	20,966,293

Property and equipment, net	909,627	582,898

Other assets	111,074	111,074

Total Assets	$30,822,253	$21,660,265

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$812,327	$655,923
Accrued liabilities	6,457,549	4,979,896
Deferred income taxes	1,100,000	1,100,000
Deferred revenue	2,320,270	560,897

Total current liabilities	10,690,146	7,296,716

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	--	--
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued - 15,826,558 and 14,554,407 shares, respectively	158,266	145,544
Additional paid-in capital	170,834,346	168,267,820
Accumulated deficit	(150,860,505)	(154,049,815)

Total stockholders' equity	20,132,107	14,363,549

Total liabilities and stockholders' equity	$30,822,253	$21,660,265

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